Exhibit 10.2

22 Firstfield Road, Suite 110

Gaithersburg, MD 20878

301.944.1700 Phone

301.944.1620 Direct

301.944.1703 Fax

www.maxcyte.com

April 6, 2022

Amanda Murphy 422 Ninth Street

Wilmette, IL 60091

Re:Separation Agreement

Dear Amanda:

This letter sets forth the substance of the separation agreement (the “Agreement”) which MaxCyte, Inc. (the “Company”) is offering to you to aid in your employment transition.

1.Separation. You have tendered and the Company has accepted your resignation from employment with the Company effective April 15, 2022. Your last day of work with the Company and your employment separation date will be April 15, 2022 (the “Separation Date”). Between the date of this Agreement and the Separation Date (“Interim Period”), you agree to fully cooperate with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Further, during the Interim Period, you agree not to attend in person or virtually any Company event (including sales and/or marketing meetings), Company sponsored conferences and/or seminars, Company meetings (including video or phone teleconferences), investor or analysts calls with the Company, without prior written approval of attendance by the Company’s General Counsel.

2.Accrued Salary. On the Company’s next regular payroll date following the Separation Date, the Company will pay you all accrued salary and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether or not you sign this Agreement.

3.Severance Benefits. Although you are not entitled to any severance benefits pursuant to your severance agreement dated January 21, 2021 (the “Severance Agreement”), if you timely execute and do not revoke this Agreement, and fully comply with your obligations hereunder

Amanda Murphy April 6, 2022

(including but not limited to your obligations during the Interim Period), the Company will provide you with the following severance benefits (the “Severance Benefits”):

(a)Consulting Agreement. The Company will offer you the Consulting Agreement attached as Exhibit A (the “Consulting Agreement”), pursuant to which you will be eligible to provide certain consulting services to the Company for six (6) months (the “Consulting Period”) in exchange for the compensation specified therein. The parties acknowledge and agree that the Consulting Agreement will be effective on the Separation Date, such that you do not have a break in service; provided, however, if you do not execute this Agreement within the timeframe provided herein, or execute but then revoke your acceptance of this Agreement, then the Consulting Agreement will automatically terminate, as described therein, and your existing consulting arrangement with the Company will likewise terminate, and you will no longer be eligible for the vesting benefit described in Section 5 of this Agreement.

(b)	Cash Severance. The Company will pay you, as severance, the equivalent of nine

(9) months of your base salary in effect as of the Separation Date (the “Cash Severance”). The Cash Severance will be paid subject to standard payroll deductions and withholdings in roughly equal installments on the Company’s ordinary payroll dates, beginning with the first such date which occurs at least eight (8) days following the date the Consulting Agreement terminates for any reason, provided you have satisfied your obligations under this Agreement and the Consulting Agreement and the Company has received this executed Agreement from you on or before that date (and you have not revoked it). It is intended that the Cash Severance payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (with state laws of similar effect, “Section 409A”), provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether separation payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(c)COBRA Severance. As an additional severance benefit, if you are eligible for and timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or applicable state law, the Company will pay, as and when due to the insurance carrier or COBRA administrator (as applicable), the COBRA health insurance premiums for you and your eligible dependents, if any, until the earlier of: (A) nine (9) months following the date the Consulting Agreement terminates for any reason (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) such time as you become employed by another employer or self-employed through which you are eligible for health insurance (thereafter, you will be responsible for all COBRA premium payments, if any). In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage, you must immediately notify the Company, and the Company’s obligation to pay COBRA premiums shall cease. For avoidance of doubt, the COBRA benefit described in this Section 3(c) shall apply during the period in which the Consulting Agreement is in effect, provided that you meet the other conditions set forth for the receipt of these COBRA payments hereunder.

Amanda Murphy April 6, 2022

4.Benefit Plans. If you are currently participating in the Company’s group health insurance plans, your participation as an employee will end on April 30, 2022. Thereafter, to the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense, with the potential for certain payments to be made by the Company pursuant to Section 3(c) above. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

5.Stock Option. You were previously granted an option to purchase 1,150,000 shares of the Company’s common stock (the “Option”), pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”) and your Option grant agreement (together with the Plan, the “Option Documents”). As of the Separation Date, 320,231 shares subject to the Option are vested. If you timely execute and return this Agreement, do not subsequently revoke it, and execute the Consulting Agreement attached hereto by the Separation Date, then (i) notwithstanding anything to the contrary set forth in the Option Documents, the shares subject to your Option will remain outstanding and will continue to be eligible to vest following the Separation Date while the Consulting Agreement is in effect, in accordance with the vesting schedules and terms and conditions of the applicable Option Documents provided you remain in Continuous Service (as defined in the Plan) to the Company as a consultant pursuant to the terms of the Consulting Agreement, and (ii) the shares subject to your Option will cease vesting upon the termination of your Continuous Service. The shares and your right to exercise the Option as to any vested shares will remain subject to the terms of the Option Documents, provided however, you acknowledge and agree that to the extent your Option is otherwise considered an Incentive Stock Option the termination of your employment on the Separation Date may result in some or all of your Option being treated as a Nonqualified Stock Option if you fail to exercise any vested shares during the three-month period following the Separation Date. You are advised to consult with your own tax advisors regarding the impact of this Agreement on your Options.

6.Failure to Accept Separation Agreement. You have until April 27, 2022 to consider this Agreement (but cannot sign before the Separation Date). In the event you do not sign this Agreement by such date or you sign but then revoke your acceptance of this Agreement pursuant to Section 15 below, this offer will expire. If you then execute the Release Agreement attached to this Agreement as Exhibit B (the “Release Agreement”) on or within ten (10) days following the end of the Consideration Period (as defined below), and provided you have remained employed in good standing during the Interim Period (and complied with the Company’s requests regarding communication and attendance), then the Company will (i) provide you with the Cash Severance and the COBRA Severance described in Sections 3(b) and 3(c) above.

7.Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, commission, severance or benefits after the Separation Date, including under your Severance Agreement.

8.Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek

Amanda Murphy April 6, 2022

reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.Return of Company Property. No later than seven (7) days from the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Please coordinate return of Company property with Maher Masoud. Notwithstanding the foregoing, this duty to timely return Company property by the Separation Date does not apply to any property that the Company specifically authorizes you to retain in connection with the Consulting Agreement (which property you must return to the Company, without retaining any reproductions, upon termination of the Consulting Agreement or earlier if requested by the Company). Receipt of the Severance Benefits described in Section 3 of this Agreement is expressly conditioned upon return of all Company Property.

10.Proprietary Information and Post-Employment Obligations. Both during and after your employment you acknowledge your continuing obligations under your Invention, Non- Disclosure and Non-Compete Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities. A copy of your Invention, Non-Disclosure and Non-Compete Agreement is attached hereto as Exhibit

C. If you have any doubts as to the scope of the restrictions in your agreement, you should contact Maher Masoud immediately to assess your compliance. As you know, the Company will enforce its contract rights. Please familiarize yourself with the enclosed agreement which you signed. Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

11.Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may make such statements and disclosures as set forth in the Section of this Agreement entitled “Protected Rights”; (c) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (d) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (e) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or

Amanda Murphy April 6, 2022

former Company employee. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Rights.”

12.Non-Disparagement. Both you and the Company agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and the Company will respond accurately and fully to any question, inquiry or request for information when required by legal process. The Company’s obligations under this Section are limited to Company representatives with knowledge of this provision, including but not limited to the CEO and General Counsel. Notwithstanding the foregoing, nothing in this Agreement shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. In addition, nothing in this Section or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal or state law or regulation or other applicable law or regulation or as set forth in the Section of this Agreement entitled “Protected Rights.”

13.Cooperation after Separation. During your Consulting Period and the time that you are receiving payments under this Agreement, you agree to cooperate fully with the Company in all matters relating to the transition of your work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company, by making yourself reasonably available during regular business hours.

14.Release. In exchange for the payments and other consideration under this Agreement, to which you would not otherwise be entitled, and except as otherwise set forth in this Agreement, you, on behalf of yourself and, to the extent permitted by law, on behalf of your spouse, heirs, executors, administrators, assigns, insurers, attorneys and other persons or entities, acting or purporting to act on your behalf (collectively, the “Employee Parties”), hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, representatives, employees, attorneys, shareholders, predecessors, successors, assigns, insurers and affiliates (the “Company Parties”) of and from any and all claims, liabilities, demands, contentions, actions, causes of action, suits, costs, expenses, attorneys’ fees, damages, indemnities, debts, judgments, levies, executions and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this

Amanda Murphy April 6, 2022

Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law (individually a “Claim” and collectively “Claims”). The Claims you are releasing and waiving in this Agreement include, but are not limited to, any and all Claims that any of the Company Parties:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•	has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Genetic Information Nondiscrimination Act; the Family and Medical Leave Act; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, tit. 20; the Illinois Human Rights Act, as amended; the Illinois Equal Pay Act of 2003, as amended; the Illinois Equal Wage Act; the Illinois Wages for Women and Minors Act; the Illinois WARN Act; the Illinois Religious Freedom Restoration Act, as amended; the Illinois Minimum Wage Law, as amended; the Illinois Whistleblower Act; the Illinois Access to Personnel File Anti-Retaliation Law, as amended; the Illinois Arrest History Discrimination Law, the Illinois Nursing Mothers in the Workplace Act; the Illinois AIDS Confidentiality Act; the Illinois Emergency Services Leave Law; the Illinois Family Military Leave Law; the Illinois Genetic Testing Discrimination Law, as amended; the Illinois Victims' Economic Security and Safety Act; the Illinois Service Member's Employment Tenure Act; the Illinois Overtime Law; the Illinois Right to Privacy in the Workplace Act; the Illinois Abortion Performance Refusal Act; the Illinois Health and Safety Act; the Illinois Union Employee Health and Benefits Protection Act; the Illinois Employment Contract Act; the Illinois Labor Dispute Act; the Illinois Law on Break and Meal Periods; the Cook County Human Rights Ordinance, Ord. No. 93-0-13; the Employee Retirement Income Security Act; the Employee Polygraph Protection Act; the Worker Adjustment and Retraining Notification Act; the Older Workers Benefit Protection Act; the anti-retaliation provisions of the Sarbanes-Oxley Act, or any other federal or state law regarding whistleblower retaliation; the Lilly Ledbetter Fair Pay Act; the Uniformed Services Employment and Reemployment Rights Act; the Fair Credit Reporting Act; and the National Labor Relations Act;

•	has violated any statute, public policy or common law (including but not limited to Claims for retaliatory discharge; negligent hiring, retention or supervision;

Amanda Murphy April 6, 2022

defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, other than events expressly contemplated by this Agreement you do not waive or release rights or Claims that may arise from events that occur after the date this waiver is executed and you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company. Also excluded from this Agreement are any Claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Illinois Department of Human Rights, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act. You further understand this Agreement does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Agreement. If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party. This Agreement does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Agreement pursuant to any such plan or agreement.

15.Your Acknowledgments and Affirmations/ Effective Date of Agreement. You acknowledge that you are knowingly and voluntarily waiving and releasing any and all rights you may have under the ADEA, as amended. You also acknowledge and agree that (i) the consideration given to you in exchange for the waiver and release in this Agreement is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on-the-job injury for which you have not already filed a Claim. You affirm that all of the decisions of the Company Parties regarding your pay and benefits through the date of your execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law. You affirm that you have not filed or caused to be filed, and are not presently a party to, a Claim against any of the Company Parties. You further affirm that you have no known workplace injuries or occupational

Amanda Murphy April 6, 2022

diseases. You acknowledge and affirm that you have not been retaliated against for reporting any allegation of corporate fraud or other wrongdoing by any of the Company Parties, or for exercising any rights protected by law, including any rights protected by the Fair Labor Standards Act, the Family Medical Leave Act or any related statute or local leave or disability accommodation laws, or any applicable state workers’ compensation law. You further acknowledge and affirm that you have, as required by the ADEA and the Illinois Workplace Transparency Act, been advised by this writing that: (a) your waiver and release do not apply to any rights or Claims that may arise after the execution date of this Agreement; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Agreement; (c) you have been given twenty-one (21) days to consider this Agreement (the “Consideration Period”) (although you may choose to voluntarily execute this Agreement earlier (but no earlier than the Separation Date) and if you do you will sign the Consideration Period waiver below); (d) you have seven (7) days following your execution of this Agreement to revoke this Agreement; and (e) this Agreement shall not be effective until the date upon which the revocation period has expired unexercised (the “Effective Date”), which shall be the eighth day after this Agreement is executed by you.

16.Disruptive Conduct Prior to Execution. The Company reserves the right to revoke this offer prior to your acceptance in the event that you engage in disruptive conduct prior to the execution of this Agreement, or take actions inconsistent with the obligations which would apply to you under this Agreement, including, but not limited to, your obligations with respect to transition of work, attendance, and communication during the Interim Period as set forth in Section 1 above.

17.No Admission. This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

18.Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, Illinois Department of Labor, the Illinois Department of Human Rights, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

19.Breach. You agree that upon any breach of this Agreement you will forfeit all amounts paid or owing to you under this Agreement and your right to further engagement under the Consulting Agreement. Further, you acknowledge that it may be impossible to assess the damages caused by your violation of the terms of Sections 9, 10, 11 and 12 of this Agreement and further agree that any threatened or actual violation or breach of those Sections of this Agreement will

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constitute immediate and irreparable injury to the Company. You therefore agree that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Agreement, the Company shall be entitled to an injunction to prevent you from violating or breaching this Agreement. The parties agree that if either party is successful in whole or part in any legal or equitable action to enforce this Agreement, then the enforcing party is entitled to recover from the other party all of the costs, including reasonable attorneys’ fees, incurred in enforcing the terms of this Agreement.

20.Miscellaneous. This Agreement, including Exhibits A, B and C, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois as applied to contracts made and to be performed entirely within Illinois.

If this Agreement is acceptable to you, please sign below and return it to me on or before the date that is twenty-one (21) days after you receive this Agreement (but no earlier than the Separation Date). The Company’s severance offer contained herein will automatically expire if you do not sign and return the fully signed Agreement within this timeframe.

I wish you good luck in your future endeavors.

[signatures to follow on next page]

Amanda Murphy April 6, 2022

Page 10 of 10 Sincerely, MaxCyte, Inc.

By:

Maher Masoud General Counsel

Agreed to and Accepted:

Amanda Murphy

Date

Exhibit A – Consulting Agreement Exhibit B – Release Agreement

Exhibit C - Invention, Non-Disclosure and Non-Compete Agreement

CONSIDERATION PERIOD

I, Amanda Murphy, understand that I have the right to take at least 21 days to consider whether to sign this Agreement, which I received on _______________2022. If I elect to sign this Agreement before 21 days have passed, I understand I am to sign and date below this paragraph to confirm that I knowingly and voluntarily agree to waive the 21-day consideration period.

Agreed:

Signature

Date